Exhibit 10-Y

                      Executive Separation Waiver Agreement

1.   Employment Termination
     ----------------------

     On or about December 14, 2001, I (Donald A. Winkler; sometimes referred to as "you") voluntarily resigned all positions I held with Ford Motor Credit Company, Ford Motor Company or any of their subsidiaries or affiliates. I ratify and affirm that act, and voluntarily resign all positions I ever held as an officer, director or employee of Ford Motor Credit Company, Ford Motor Company, or any of their subsidiaries or affiliates. The parties agree that the effective date of this resignation is, and shall be, December 31, 2001.

2.   Release of Employment Claims
     ----------------------------

     I waive, abandon and release any and all rights or claims of any kind I may have, or my heirs, executors, agents or assigns may have, against Ford Motor Company, Ford Motor Credit Company, their affiliates or subsidiaries, their respective officers, agents or employees (the "Company"). Except as provided in Section 3 below, I agree not to start any proceedings of any kind against the Company relating in any way to my employment or the termination of my employment and I agree to terminate any proceedings I may have begun or withdraw from any I may be participating in relating to my employment. This waiver and release includes, but is not limited to, any and all rights or claims, whether known or unknown, I may have under the Age Discrimination in Employment Act ("ADEA") and any other federal, state or local civil rights laws or regulations, or any common law actions related in any way to employment or employment discrimination. This includes any claims for breach of employment contract, either express or implied, defamation, slander, libel, wrongful discharge, constructive discharge or tort-based claims, including but not limited to, intentional or negligent infliction of emotional distress.

     The Company waives, abandons and releases you, your heirs, successors and assigns from any and all rights, liabilities or claims of any kind, whether known or unknown, it has or may have against you through the date you sign this agreement. This waiver and release is limited in nature and scope. Excluded from this waiver and release is any right, claim, liability or lawsuit that relates to any intentional misconduct by you as a Company employee or executive that caused harm or damage, or any conduct or behavior by you as an employee or executive that was inimical to the interests of the Company and caused harm or damage to it.

3.  Rights or Claims That Survive
    -----------------------------

     I do not waive or release any rights or claims I may have that may arise out of this Agreement or after this Agreement is signed or if it is not permitted by law, such as workers' compensation claims in some states. I also do not waive and release any claims I may have against the Company for reimbursement of authorized and reasonable expenses if the expense was incurred prior to my termination date.

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     Except as provided in Section 2, rights or claims that the Company may have against me shall also survive. Nothing in this Agreement shall be construed to affect the independent right and responsibility of the Equal Employment Opportunity Commission ("EEOC") or a state or local fair employment practices agency acting as an EEOC referral agency to enforce ADEA. Signing this Agreement also will not interfere with my right to file a charge or participate in an investigation or proceeding conducted by the EEOC or a state or local fair employment practices agency with respect to an age discrimination claim or affect my right to challenge the validity of this Agreement under ADEA. However, I understand that if a court upholds the validity of this Agreement, I will have no further rights to recover damages for alleged age discrimination.

4.   Confidential Information
     ------------------------

     I agree to keep secret and retain in strictest confidence, and shall not, without the prior written consent of the Chief Operating Officer of the Company, furnish, make available or disclose to any third party or use for my benefit or the benefit of any third party, any Confidential Information. As used in this Agreement Confidential Information means any information relating to the business or affairs of the Company, including but not limited to information relating to financial statements, customer identities, potential customers, employees, suppliers, servicing methods, equipment, product or service programs, cycle plans, strategies and information, databases and information systems, and analyses, profit margins, comparative or futuring studies or other proprietary information used by the Company, whether or not generated by the Company or purchased by the Company through business consultants. Confidential Information shall not include any information in the public domain or that is or becomes known in the industry through no wrongful act on my part. I am not prohibited from disclosing information required to be disclosed by law or by a court, and I may disclose information to my lawyers and financial advisors, provided that I notify such lawyers and financial advisors of the existence of this Section 4 and they agree to abide by it. I acknowledge that the Confidential Information is vital, sensitive, confidential and proprietary to the Company. I acknowledge and agree that my promise to keep confidential the Confidential Information is reasonable and necessary for the protection of the Company's business interests, that irreparable injury will result to the Company if I break my promise and that the Company may not have an adequate remedy at law if I break or threaten to break my promise. Accordingly, I agree that in such event, the Company will be entitled to immediate temporary injunctive and other equitable relief in a court of competent jurisdiction, without the necessity of showing actual monetary damages, subject to a hearing as soon thereafter as possible. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for failing to keep my promise, including the recovery of any damage which it is able to prove.

5.   Return of Company Materials Upon Termination
     --------------------------------------------

     I acknowledge that all written materials or documents containing Confidential Information prepared by me or coming into my possession because of my employment with the Company is and shall remain the property of the Company. I agree to return to the Company all such items in my possession, together with all copies, no later than seven days after I sign this agreement. Further, I promise and agree to return all other property owned by the Company no later than seven days after I sign this agreement.

6.   Business Reputation
     -------------------

     Each party to this Agreement acknowledges that the business reputation of the other is a valuable asset of such other party. Each party agrees that it shall take no action following the execution of this agreement that can reasonably be deemed to be inimical to the best interests of the other party, including but not limited to: publishing material that disparages the other party, participating in interviews or making "leaks" to the press disparaging the other party or taking action in any other manner or way disparaging the other party.

7.   Miscellaneous
     -------------

     a. If any provision of this Agreement is found to be unenforceable, the other terms will remain fully enforceable. This Agreement shall be governed by the laws of the State of Michigan, excluding its choice of law provisions.
     b. As a former executive, the Company agrees to indemnify, defend and hold you harmless from any claim or liability to the maximum extent authorized by Delaware law for acts that may have occurred while you were an employee of the Company. This promise is subject to the requirements of Delaware law and the Company's Certificate of Incorporation.
     c. As consideration for the promises recited throughout this agreement, the Company promises and agrees to pay you, in a single payment, a sum equal to fifteen (15) months of your base salary (total $962,500.00), subject to withholding only for income tax, medicare, social security, any money you owe the Company for non-reimbursable Company credit card charges, and as provided in 7.f. below. This sum will be delivered to you or your designated agent within three days of the vote of the Company's Compensation and Options Committee approving this Agreement.
     d. Also as consideration for the promises made by you throughout this agreement, the Company will pay you, in a single payment, a sum equal to the value of your unused 2001 vacation days, subject to withholding only for income tax, medicare and social security. The parties agree that you have five unused vacation days remaining. This sum will be calculated based on your base salary and will be delivered to you or your designated agent within twenty-nine days of the date you sign and deliver this Agreement. This subparagraph is not subject to approval by the Company's Compensation and Options Committee.

     e. The Company promises and agrees to continue your health care insurance benefits (including prescription drug coverage) for six months following the date you sign and deliver this agreement on the same basis as such benefits were provided to you immediately prior to your termination of employment. If you obtain a new full-time job before this six month period expires, then this promise shall lapse, as soon as coverage by your new employer is effective, and become null, void and unenforceable. At the expiration of the six-month period, you may elect to participate in Company health care insurance plans as provided by federal law (COBRA). The terms of this subparagraph are not subject to vote or approval of the Company's Compensation and Options Committee and shall become effective immediately upon execution of this Agreement by you. Unless addressed elsewhere in this agreement, you may not participate in any other executive or employee benefit plan, and by signing this agreement you agree to abandon those right or privileges.
     f. The Company promises and agrees to permit you to continue to lease and use a motor vehicle that you now permit your daughter to operate. Addendum "A" to this agreement describes the vehicle. Consideration for the continued possession and use of this vehicle through the expiration of the lease arrangement (the end of June 2003) shall be a single payment of the amount due and owing under the lease through its expiration. By signing this agreement and promising to abide by its terms, you authorize the Company to take this single payment from the money due you under subparagraph c. hereof. You also promise and agree to return this motor vehicle to Ford Motor Company immediately upon the expiration of the lease in a clean and acceptable condition, reasonable wear and tear and accidental damage excepted. Through the end of the lease term, the lease will continue to be an "evaluation" lease pursuant to which the Company provides the insurance in accordance with the lease terms, and the other lease terms also remain in effect. This subparagraph is not subject to approval by the Company's Compensation and Options Committee, and shall become effective when you sign this Agreement.
     g. As further consideration for the promises made by you in this agreement the Company promises to transfer title and possession of the Jaguar motor vehicle last assigned to you while you worked for the Company (currently in your possession). This vehicle is described in Addendum "B" to this agreement. The Company will issue an IRS Form 1099 based on the fair market value of the vehicle on the date title to the vehicle is delivered to you.
     h. The Company will use its best efforts to cause to be paid to you or your designated agent all of the deferred compensation under all of the Company's deferred compensation plans no later than March 31, 2002, subject to withholding only for income tax, medicare and social security. This subparagraph is not subject to approval by the Company's Compensation and Options Committee.
     i. Subject to the approval of the Company's Compensation and Options Committee, which is expected next to meet on or about March 13, 2002, the Company also promises and agrees to extend that final date by which you may exercise your rights to purchase its common stock under its existing stock
                                      -4-
          option plans. You may exercise your rights to purchase Company stock under the stock option plan for a period of eighteen months commencing the date you sign this Agreement. This extended right to purchase Company stock under the stock option plans is limited to the number of shares you had a vested right to purchase under the plans when you delivered your resignation on December 31, 2001. Any right you have to purchase Company stock under the stock option plans shall forever expire eighteen months after you sign this Agreement. This subparagraph does not extend any right you had under the Company's long- term incentive stock ownership plans.
     j. You also promise and agree to cooperate with the Company in the defense of any claims or lawsuits now pending against the Company or any that may be filed or served in the future.
     k. The Company promises and agrees promptly to cooperate with you regarding the return of any personal files (electronic or paper) or materials that belong to you.
     l. You also promise never in the future to seek employment of any kind with the Company or any of its subsidiaries.
     m. You brought certain preexisting Breakthrough Leadership ("Preexisting Materials") training materials to the Company when you initially were employed. During your employment, you were involved in development of additional Breakthrough Leadership ("Additional Materials") training materials. In order to resolve our respective rights regarding the Preexisting Materials and the Additional Materials, the parties covenant and agree as follows:

          1. You represent and warrant that you believe that you are the owner of all right, title and interest, including but not limited to copyright interests, in the Preexisting Materials you brought to the Company upon the commencement of your employment; and
          2. You acknowledge that as between you and the Company all right, title and interest, including but not limited to copyright interests, in the Additional Materials developed by you and others during your employment is and remains the property of the Company; and
          3. You, your heirs, successors and assigns hereby grant to the Company and its suppliers and dealers an irrevocable paid-up non-exclusive license to all rights you have in the Preexisting Materials for use in the Company's business and activities; and
          4. Subject to your compliance with the terms of this Agreement, the Company assigns and grants to you an irrevocable paid-up non-exclusive license to all rights it has in the Additional Materials; and
          5. These licenses shall not apply to Breakthrough Leadership training materials or portions thereof to which the parties have no right to grant a license and

          6. You agree immediately to remove from the Additional Materials all references to the Company and its subsidiaries and affiliates. You also agree to refrain in the future from any direct or indirect reference to the Company in connection with your publication or use of these training materials; and
          7. There shall be no obligation for either party to transfer any documents or other tangible items to the other under this Agreement.

     n. The Company promptly will cooperate with you and provide you on a reasonable basis with any computer media and assistance you need to move www.cyberwink.com to a new hosting company and server, provided that this exercise does not involve material expense to the Company, and provided that you refrain now and in the future from using any Company trademark or trust mark on this website or elsewhere and agree to refrain from using this website in any way that is contrary to the interests of the Company. A truthful, non-confusing, non-disparaging, non-proprietary use of the names of the Company, for example, in the text of a speech, in a resume, or in giving an example, is not considered the use of a trademark or trust mark. The parties will, in good faith, use their best efforts to reach agreement concerning the removal of information from the website within a reasonable time after you sign this Agreement. The Company grants to you an irrevocable paid-up non-exclusive license to all rights it has in the text or format of this site. You will keep all LTIP (performance stock rights) awards granted to you prior to December 31, 2001, which grants will earn their performance periods and pay out to you accordingly. You will continue to receive dividend equivalents during performance periods.
     o. All of your restricted stock, to the extent not already vested, will be deemed vested as of January 1, 2002 and the Company promptly will transfer it to you in accordance with your instructions, subject to share withholding, if permissible.
     p. SSIP and BEP - You will keep all vested SSIP and BEP in accordance with the plan terms and have the ability to roll over the SSIP. The Company promptly will permit you to withdraw these funds after the effective date of this Agreement.
     q. Company has no objection to use or copying by you, NCLD or any other person or entity of materials concerning learning differences in the work place prepared for use by Company, provided that any references to Company are eliminated from such materials.

I acknowledge that:

     o I have been advised in writing to consult with an attorney of my own choice (and not related to the Company) prior to signing this Agreement and the Company strongly recommends I do so. I have engaged counsel of my choice, and he has advised me fully about my rights under this agreement;

     o I have not relied on any statements, promises or agreements of any kind made to me in connection with my decision to sign this Agreement except for those terms set forth in the summary and this Agreement; and

     o I have been given at least 21 calendar days to consider this Agreement. I may revoke this Agreement with seven calendar days of the date I sign it in which event I will not receive the executive separation benefit, but my employment will be terminated regardless. I may sign this Agreement at any time prior to the 21 calendar days after which the seven calendar day revocation period will commence. This Agreement shall not become effective or enforceable and the Company is not obligated to meet any of its promises under this agreement until after the revocation period has expired.
     o Unless otherwise specifically noted in this text, this Agreement is subject to vote and approval of the Company's Compensation and Option Committee. The Company's Chief of Staff personally will present this text to the Committee when it next meets and will urge the Committee to adopt and approve the terms of the Agreement. If the Committee fails or refuses to adopt and approve all terms of this Agreement, the Company agrees to identify the Committee's concerns, disclose them to you and attempt in good faith to negotiate a new agreement that is acceptable to the Committee and you. At this time, the Company has no reason whatsoever to believe that its Compensation and Options Committee will not approve the Agreement in its entirety.

By signing below, I voluntarily agree to the terms and conditions of this Agreement.


/s/Donald Winker                                     2/4/02
-----------------------------------             -----------------
Donald Winkler                                       Date

ACCEPTED and agreed to by:

Ford Motor Company:

By: /s/ John Rintamaki                               2/5/02
    -------------------------------             -----------------
Title: SECRETARY                                     Date
       ----------------------------------------------------------

Ford Motor Credit Company:

By: /s/Peter Sherry, Jr.                             2/5/02
    -------------------------------             -----------------
Title: ASSISTANT SECRETARY                           Date
    -------------------------------------------------------------

                                   Addendum A


The following is the vehicle referred to in paragraph 7(f):

001 Focus SE 4-DR Wagon (Twilight Blue/Med. Parchment Cloth)
Vehicle Identification Number: 1FAHP3638 1W352314
Tag No.: 784L151
Plate: CSS2466 (OH) Plate Expiration: 2/20/02
Lease Fee: $278.16/mo. (two-year lease commitment)
In-Service Date: 06/26/01

                                   Addendum B


The following is the vehicle referred to in paragraph 7(G)

2001 Jaguar VDP Supercharged (Topaz/Ivory Leather)
Vehicle Identification Number:  SAJDA25BX 1MF35775
Tag No.: 010E069
Plate: UEL918 (MI)
In-Service Date: 05/21/01